SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 9, 2010

CYBERDEFENDER CORPORATION

(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000

Los Angeles, California 90017

(Address of Principal Executive Offices)

213-689-8631

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 9 2010, the Company received from its landlord, 617 7th Street Associates, LLC, an executed copy of the Third Amendment to Lease (the “Third Amendment”).  The original lease for the Company’s premises was entered into on October 19, 2007. Pursuant to the Third Amendment, the Company will occupy an additional 16,000 square feet in the building to accommodate growth (the “Additional Space”). The Third Amendment requires a base monthly rent upon occupancy of $35,060 for the Additional Space, making the total base monthly rent $70,120, with annual increases of 3%. The term of the Third Amendment coincides with the original lease term which is through March 31, 2020. The Third Amendment provides for six months of rent abatement on the Additional Space as long as the Company is not in default under the original lease, as amended, and does not exercise the termination option discussed below.  The Third Amendment includes a one-time termination option which, if exercised, will be effective March 31, 2016.  If the Company exercises the termination option, it must pay the Landlord the sum of $471,475.

In the event the Company fails to abide by all the terms and conditions of the lease or an event of default occurs and is not cured the Company shall reimburse the landlord for the abated rent along with interest. Aside from the monthly rent, the Company is required to pay its share of the “Common Operating Expenses”, which are all costs and expenses (including property taxes) incurred by the landlord with respect to the operation, maintenance, protection, repair and replacement of the building in which the premises are located and the parcel of land on which the building is located. After moving into the Additional Space, the Company will occupy approximately 32,000 square feet of office space, or approximately 17% of the building.

The Company expects to occupy the Additional Space on November 1, 2010.

Item 9.01        Financial Statements and Exhibits.

Exhibit 10.1      Third Amendment to Lease between CyberDefender Corporation and 617 7th Street Associates, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 11, 2010

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer